EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use in this Registration Statement on Form S-1 of Matador Resources Company (the “Registration Statement”) of the name LaRoche Petroleum Consultants, Ltd., to the references to our audit reports of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue at December 31, 2008, and the inclusion of our corresponding audit report, dated March 13, 2009 in the Registration Statement as Exhibit 99.4. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ William M. Kazmann
Name:	William M. Kazmann
Title:	Senior Partner

Dallas, Texas

January 27, 2012